Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2017 Financial Teleconference
October 30, 2017, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Before I discuss our quarterly results, I would like to express my deep sorrow for the lives lost and significant damage during the recent wildfires in Northern California. SCE has provided support to PG&E during this catastrophe, including sending 16 crews to assist with restoration efforts. We will continue with further assistance as necessary. Moments like this reaffirm the commitment that we have, and that I know we share with other utilities and with our regulators, to making the safety of our communities and our workers our number one priority. I will talk more about SCE’s management of wildfire risks later in my remarks.
Now, on to the quarter. Edison International reported strong third quarter earnings of $1.44 per share, which were $0.15 per share above last year’s third quarter earnings of $1.29 per share. Based on the continued strong performance at SCE and tax benefits we have received throughout the year, we have increased our 2017 EPS guidance to a mid-point of $4.32 per share and tightened the range to plus/minus $0.05 per share. Maria will cover this in more detail in her remarks.
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As I have discussed with you in the past, we believe we must be a key enabler of California’s ambitious environmental policies. These are important not only to the State broadly, but specifically to our customers and stakeholders. Edison International will strengthen and grow our business and lead the transformation of the industry by focusing on opportunities in clean energy, efficient electrification, a modernized and more reliable grid, and enabling customers’ technology choices. At SCE, this means focusing on four key priorities: 1) cleaning the power system with continued leadership in procurement of renewable power; 2) helping customers make cleaner energy choices including distributed renewable energy resources, electric transportation and energy efficiency programs; 3) strengthening and modernizing the grid; and 4) achieving operational and service excellence and doing so safely. At the holding company, we will continue to identify new competitive business opportunities for growth and innovation in areas where there is customer demand.
Our strategy continues the long-term alignment of SCE with the state of California. Wherever possible, we have been working with others to find practical and cost-effective approaches to achieve the bold, low-carbon energy future supported by both California’s government and its citizens. Significant infrastructure development and market transformations are needed to radically accelerate customers’ adoption of new technologies and ensure that all communities benefit. Public policy can enable this plan through wise investments of cap-and-trade revenues; a comprehensive Integrated Resource Planning process that includes decarbonizing end uses of energy; efficient electrification efforts in transportation, homes, and businesses; and by ensuring that clean electricity remains affordable.
Tomorrow, SCE will release a white paper that outlines our blueprint for California to reduce greenhouse gas emissions and air pollution by its ambitious 2030 goal. We build on existing state programs and policies to achieve these climate goals while ensuring that an economy-wide transformation happens in an efficient and affordable way. Our white paper summarizes the results of detailed analysis comparing different options for greenhouse gas reduction, and finds that an electric-led pathway will best allow California to meet its 2030 goals, and be better positioned for its 2050 goals, while minimizing costs to consumers and the economy. As you will see in the white paper, the elements include further increases in carbon-free electricity supported by energy storage, higher levels of electric vehicles than what the state has imagined to date, and further electrification of commercial and residential building space and water heating. All of these measures will require a robust, modern electric grid, reinforcing our view in the long-term need for - and value of - our capital investments at SCE.
We look forward to speaking with you further on these subjects once we release the white paper.
Let me now connect these long-term vision comments to our near-term activities. The four key strategic priorities at SCE are woven into CPUC proceedings that are ongoing, with one of the most significant being the SCE 2018 general rate case.
The 2018 general rate case is continuing per the procedural schedule. We completed evidentiary hearings on August 2. The main topics litigated during the hearings were consistent with the key themes of our case, including safety and reliability, grid modernization, continued infrastructure replacement, and affordability. Additionally, in September, SCE, ORA, and all intervenors filed briefs and reply briefs, which generally summarized and clarified their respective positions. From a procedural perspective, we have some additional public participation hearings in mid-November, and in early December we will provide an update filing that reflects items such as updated escalation rates and changes to laws and regulations that have occurred since we initiated our rate case. After that, we will await a proposed decision by the ALJs and the assigned Commissioner. At this point, we believe it is unlikely that a Commission decision on this application will be issued in 2017, given the remaining items on calendar and the timing of the issuance of proposed decisions in recent rate cases.
In addition to our general rate case, there are ongoing proceedings at the CPUC related to transportation electrification and energy storage which could add up to an additional $1 billion in capital spending to our forecast and which further underscore the alignment of our strategy with California’s environmental goals. A first step will be decisions on the $20 million of priority review projects in the transportation electrification application which we filed last January. A proposed decision was expected from the CPUC in October, and we remain optimistic that we will receive guidance in 2017. SCE is undergoing evidentiary hearings for the standard, longer term review project also included in our January application totaling $550 million, with a decision expected in May 2018.
Also, as a reminder, SCE continues to procure energy storage under SCE’s 580 MW share of the current 1,325 MW statewide target set by the storage rulemaking issued by the CPUC in 2014. Up to one half of this can be utility-owned. SCE has entered close to 500 MW of commitments through both utility-owned projects and third party contracts, of which approximately 418 MW are eligible to count against our targets. The IOUs are also required to add another 500 MW combined of distributed energy storage systems into their March 2018 energy storage procurement and investment plans. The SCE portion will be 166 MW. These additional MWs were mandated through Assembly Bill 2868 and are above and beyond the 1,325 MW target.
The 2017 legislative session adjourned on September 15th. The most significant bill that was passed this year and signed by the Governor was AB 398, which extends the cap-and-trade program, with some modifications, to 2030. Several bills that we had discussed previously were not passed by the legislature this year but will likely remain active in some form in the 2018 session. These bills include SB 100, which would accelerate the Renewables Portfolio Standard to 50 percent by 2026; establish a target of 60 percent renewable resources by 2030; and require all electricity sold at retail to be from zero-carbon resources by 2045, and AB 813 and 726, which would have authorized CAISO regionalization and required the CPUC to direct IOUs to procure additional tax-advantaged renewable resources over and above those resources necessary to meet the 2020 RPS requirements. We continue to be supportive of California’s leadership in addressing greenhouse gas emissions and other harmful pollutants through ambitious clean energy and environmental programs, and will work constructively during next year’s session with lawmakers to ensure that clean energy grows in a manner that is also safe, reliable, and affordable for all our customers.
I started this call on the topic of wildfires, so let me return to that now. Wildfires are all too common in California, and situations like this remind us to stay vigilant in our risk management and to be safe in our day-to-day operations. While no major wildfires are currently impacting SCE’s service territory, wildfires have been a recent topic of discussion at the CPUC, both in terms of the Northern California fires and also with respect to other ongoing proceedings around cost recovery. We are engaging with regulators on this topic and on the practices and orders that we have implemented to date. These include managing the electric system with a focus on public and worker safety, as well as on reliability of the system. In addition to operating practices designed to reduce the risk of wildfires, SCE also invests significant amounts of capital to reduce wildfire risk. Examples include our pole replacement and vegetation management programs. These are all part of our mandate to provide safe, reliable, and ubiquitous electric service, even as we and our peer utilities have seen increased siting of new homes and businesses in areas with higher fire risk across the State over the past decades.
Moving on to the status of the SONGS regulatory proceeding, since our last earnings call, SCE and other parties filed status reports on August 15th following the conclusion of the meet-and-confer and mediation sessions. Unfortunately, SCE and other parties were unable to reach an agreement on possible changes to the settlement. In our status report, we urged the commission to reaffirm the existing settlement on the basis that it remains fair and reasonable and in the public interest. Intervenors also filed status reports with a wide range of comments on possible adjustments to the settlement and the process to be followed going forward. On October 10, 2017, the Assigned Commissioner and Assigned Administrative Law Judge issued a joint ruling.

This ACR acknowledged that there is sufficient information in the record to assess whether the settlement continues to be in the public interest, but noted that, if the settlement were found not to be in the public interest, then additional information would be required to address the appropriate cost allocation between customers and shareholders. Consistent with the direction provided in the ACR, today we are filing an issue statement which comments on the preliminary list of issues suggested in the ACR to be addressed in this continued proceeding as well as any other issues that should be added. The next step in the process is the November 7th status conference. While the ACR included a preliminary schedule where hearings would conclude in March 2018, the ACR did not state specifically when the process will come to a final conclusion.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover third quarter and year-to-date results, our updated capital expenditure and rate base forecasts, our updated earnings guidance and our updated cost of capital. Let’s begin by looking at the key SCE earnings drivers for the quarter shown to the right on slide 3.
For the third quarter 2017, Edison reported earnings of $1.44 per share, an increase of 15 cents from the same period last year. Included in this, SCE had a positive 9 cent variance for the quarter. SCE’s revenues increased 18 cents per share in the third quarter vs. the prior year. This was mainly attributable to 11 cents per share of increased revenue related to the attrition mechanism in SCE’s 2015 general rate case. The remaining 7 cents per share were related to various CPUC items outside of the general rate case, including balancing account activity which is non-earnings related.
SCE’s operations and maintenance costs were not an earnings driver quarter over quarter, with 3 cents per share of savings from the ongoing implementation of various operational and service excellence initiatives offset by increased transmission and distribution line clearing and maintenance and higher software license costs.
Net financing costs increased 1 cent per share over last year and was mainly due to 3 cents of higher interest expense, partially offset by increased AFUDC earnings over the prior year. Lower income tax benefits versus last year accounted for a negative 6 cents per share. Of this variance, 3 cents resulted from a true-up of 2016 income tax expense. The remaining 3 cent variance relates largely to lower property-related deductions in the quarter that are offset in revenue.
For the quarter, EIX Parent and Other had a positive 6 cents per share earnings variance including 2 cents per share benefit at the holding company related to net operating loss carrybacks that resulted from the filing of our 2016 tax return and 1 cent from lower operating expenses. Edison Energy Group contributed an additional 3 cents per share to the positive variance. This was also related to net operating loss carrybacks as well as tax benefits related to stock option exercises.
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I won’t go into the detail on the year-to-date results since the earnings drivers are similar to the quarter. One item of note in the year-to-date results is the 8 cents per share of lower operation and maintenance costs over prior year attributable to our continued operational excellence program. While we had significant tax benefits during 2017, the underlying fundamentals of the business continue to produce strong results.
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As we wait for a proposed decision on SCE’s 2018 general rate case, we continue to present our 2018 through 2020 capital forecast at our current request level which has remained unchanged this quarter. However, for 2017, we adjusted capital expenditures to $3.7 billion to reflect our latest outlook for the year. The reduction was driven by small adjustments across a number of distribution programs and projects.
As Pedro mentioned earlier, it is unlikely that SCE will receive a 2018 general rate case decision in 2017. It is also uncertain whether SCE will receive firm guidance on grid modernization spending as part of the DRP proceeding during 2017. Therefore, we are currently developing an approach for 2018 capital spending, based on these contingencies, which will allow SCE to ramp up its capital spending program to meet the rate base ultimately authorized in the 2018 general rate case decision while minimizing the associated risk of unauthorized spending. A component of this approach will be to focus initial 2018 grid modernization spending on capital that provides safety and reliability benefits while deferring most spending that is primarily focused on integration of distributed energy resources. While we wait for the outcomes related to these two proceedings, over the long-term, we continue to see SCE investing at least $4 billion per year and adding at least $2 billion per year of rate base for the foreseeable future as SCE continues to implement its wires-focused business strategy.
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Our CPUC rate base forecast is based on the weighted average rate base that is authorized in the general rate case for the forward looking three year period. Once SCE receives a final decision in the 2018 general rate case, our rate base forecast will be trued up along with our capital expenditures. We have updated our FERC rate base forecast to reflect a change in deferred taxes related to accelerated tax benefits from our 2016 tax return filings. As you can see, the impact is very minimal, with the rate base moving to $26.1 billion from $26.2 billion in 2017 and small impacts thereafter.
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We increased our 2017 earnings per share guidance to $4.27 to $4.37 per share with a midpoint of $4.32 per share. This reflects both strong operational performance at SCE and the incremental 22 cents per share of tax benefits we have received during the year-to-date period. Our new range includes SCE O&M, financing and other benefits of 35 cents per share, a penny higher than previous guidance. In addition, the EIX Parent and Other earnings drag has decreased from a negative 19 cents per share to negative 11 cents per share. Both of these changes related primarily to additional tax benefits received in the third quarter. In general, we are on track to realize the operational and service excellence targets that we outlined at the beginning of the year with additional improvement attributable to tax benefits.
Please turn to page 8 and I will touch on a few key topics. As a part of the cost of capital decision, we filed an advice letter with updated costs for of debt and preferred equity for SCE’s capital structure. This was approved last week and starting January 1, 2018, our cost of debt will be reduced to 4.98 percent while our cost of preferred equity will increase slightly to 5.82 percent. Together with the return on common equity reduction to 10.30 percent, we estimate a pre-tax 2018 revenue requirement reduction of $73 million.
On October 27th, we filed our annual update to our FERC revenue requirement and in addition we proposed a new FERC formula recovery mechanism for 2018. The update reflected a transmission revenue requirement of $1.175 billion, a decrease of approximately $13 million, or 1.1 percent of SCE’s 2017 authorized revenue requirement of $1.189 billion.
In the new FERC formula recovery mechanism, we proposed a FERC ROE, not including project-specific adders, of 10.80 percent. This ROE is composed of a base ROE of 10.30 percent and an adder of 50 basis points to compensate SCE for its participation in the CAISO. It is reasonable to expect that intervenors will file protests, in which case FERC will likely accept the new rate subject to refund and provide time for settlement, and formal hearings if a settlement is not reached. We cannot speculate on the outcome of this proceeding or the timeline, but will keep you updated as new information is presented.
SCE continues to maintain a strong balance sheet and significant financial flexibility. Our weighted average common equity component of total capitalization remained at 50.2 percent as of September 30th. We continue to maintain what we believe is a prudently conservative balance sheet at both SCE and at the holding company.
Finally, our fourth quarter earnings call is tentatively scheduled for February 20th. Our normal practice is to provide 2018 earnings guidance when we report fourth quarter and full-year financial results. However, this will be contingent on SCE receiving a final decision on the 2018 general rate case.

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